Exhibit 10.1

Yunnan Runcangsheng Technology Co., Ltd

Equity transfer agreement

The transferor (hereinafter referred to as the “Party A”):

Party A 1: Yunnan Sheng Shengyuan Technology Co., Ltd

Credit code: 91530112MA6K7D6E27

Contact information: 0871-65368255

Party A 2: Chen Yun

ID number: 532233197806301917

Contact information: 13987695864

The transferee (hereinafter referred to as “Party B”):

Party B: Hong Kong Aixin International Group Co., Ltd

Contact information: 15183310999

Address: Aixin Shangyan Hotel, No.3, Shuguang Road, Jinniu District, Chengdu City, Sichuan Province

Target Company: Yunnan Runcangsheng Technology Co., Ltd

in view of:

1. Party A owns 100% equity of “Yunnan Runcangsheng Technology Co., Ltd.” (hereinafter referred to as “Company”) with a registered capital of 5 million yuan, of which Yunnan Shengyuan Technology Co., Ltd. invested 4.75 million, accounting for 95% of the equity, and Chen Yun invested 250,000, accounting for 5% of the equity.

1

2. Yunnan Runcangsheng Technology Co., Ltd. is a legally registered and valid limited liability company (with its headquarters in Luquan County, Kunming City, Yunnan Province as the “Company”), having unified social credit code: 91530128MA6PEBWL2J and a Legal Address: Chongde Street Industrial Park, Luquan Yi and Miao Autonomous County, Kunming City, Yunnan Province. The Company is engaged in biotechnology research and technical consultation; domestic trade, material supply, supply and marketing; health care products production, processing and sales; other Chinese medicine planting and cultivation; and the production, processing and sale of pre-packaged food. The Company has successively obtained the production license, business license, patent technology, trademark, AAA system, ISO system, HACCP system, high-tech enterprises and other relevant approvals necessary to conduct its business and is currently operating in the ordinary course.

In accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations, Party A and Party B, on the basis of equality, voluntary, integrity and friendship, have reached an agreement on the transfer of equity to Party B and for the continued involvement of Party A-1 in the operation of the business of the Company, for all parties to trust.

Article 1 Subject matter of transfer

1. Party A-1 Yunnan Shengshengyuan Technology Co., Ltd. agrees to transfer all of its equity in Yunnan Runcangsheng Technology Co., Ltd, representing 95% of the outstanding equity, to Party B, Hong Kong Aixin International Group Co., Ltd.

2. Party A-2 Chen Yun agrees to transfer all of his equity in Yunnan Runcangsheng Technology Co., Ltd., representing 5% of the outstanding equity, to Party B’s Hong Kong Aixin International Group Co., Ltd.

3. Part A-1 and Party A-2 acknowledge that upon acquisition of their interests in the equity of the Company, Party B shall own 100% of the equity interests in the Company.

2

Article 2 The equity transfer price

1. For 100% of the outstanding equity in the Company, Party B shall pay to Party A the total equity transfer price of RMB 45082600.00 (in words: Forty five million eighty two thousand six hundred yuan only,the “Equity Transfer Price”); of which RMB 42,828,470 shall be paid to Party A-1 and RMB 2,254,130 shall be paid to Party A-2.

2. The transfer price includes Party A’s investment and the expenses incurred by Party A for the acquisition of the project and the project construction process. In addition to transferring their equity in the Company, each of Party A-1 and Party A-2 forgives any loan due to it or him from the Company and releases the Company from any claims it or he may have against the Company as of the transfer of the equity to Party B.

3. After the signing of this Agreement, Party A and Party B shall cooperate in the preparation of a balance sheet for the Company as of the close of business on December 31, 2021 (the “Initial Balance Sheet”). The Initial Balance Sheet shall reflect all of the assets and liabilities of the Company as of December 31, 2021 (the “Balance Sheet Date”). In recognition of the fact that Party B is publicly traded in the United States, the Initial Balance Sheet shall be prepared in accordance with Generally Accepted Accounting Principles in the United States. The net worth (assets minus liabilities) of the Company as indicated on the Initial Balance Sheet is referred to as the “Initial Net Worth.”

4. The Equity Transfer Price of RMB 45082600.00 (in words: Forty five million eighty two thousand six hundred yuan only), has been agreed upon with the understanding that the Initial Net Worth of the Company as of the Balance Sheet Date shall be no less than RMB 1700000yuan(“Represented Net Worth”)，and if the Initial Net Worth of the Company as determined by the preparation of the Audited financial Statements is less than 90% of RMB 1700000yuan(“Represented Net Worth”), Party B shall have no obligation under this Agreement.

5. After completion of the Initial Balance Sheet, the parties shall cause the Initial Balance Sheet to be audited by the Company’s independent registered public account (the “Auditor”). In addition, the Company shall prepare and allow the Auditor to audit the other balance sheets, income statements, cash flow statements and statements of stockholders equity as Party B is required to file with the United States Securities and Exchange Commission (“SEC”)as a result of its acquisition of the Company. The financial statements of the Company which are required to be filed with the SEC are referred to as the “Audited Financial Statements.”

6. If the net worth of the Company as of the Balance Sheet Date determined by the Auditor as a result of its audit of the Initial Balance Sheet (the “Audited Net Worth”) is less than 97% of the Initial Net Worth, then the Equity Transfer Price shall be reduced by an amount equal to the Initial Net Worth minus the Audited Net Worth. There will be no adjustment to the Equity Transfer Price if the Audited Net Worth equals or exceeds 97% of the Initial New Worth and if the Equity Transfer Price is adjusted, it is referred to herein as the “Adjusted Price.”

3

Article 3 Transfer procedure

1. Party B shall be responsible for handling the industrial and commercial change registration of equity and legal representative. Party A shall actively assist, and the change fee shall be included in the operating cost of the Company according to the relevant financial provisions. Party B shall have no obligation to cause the commercial registration of equity and legal representative to be changed until the Audited Financial Statements are completed. Party B can waive this requirement and cause the change to be completed prior to completion of the Audited Financial Statements.

2. Immediately after the completion of the industrial and commercial change registration and receiving the new business license, Party A shall hand over the relevant licenses, seals, company account books, project approval documents and other company documents to Party B.

3. The date on which the industrial and commercial change registration of equity and legal representative is completed naming Party B or its representative is completed, shall be deemed the date (the “closing date”)that Party B shall complete the acquisition of the Company.

Article 4 Payment of price

1. Upon the signing of this Agreement, Party B shall pay Party A a deposit (the “first payment) of RMB 5,000,000 (RMB 5 million). If Party B elects not to close because the Initial Net Worth or audited Net Worth of the Company is less than 90% of RMB 1700000yuan(“Represented Net Worth”), the first payment shall be returned to Party B within three days of a request for its return. The first payment shall also be returned to Party B for the other reasons specified below. In addition to the payment of the first payment to Party A, upon signing of this Agreement party B shall deposit RMB 15 million (the “escrow”) in a bank account controlled by Party B. The escrow shall not be used by Party B in the ordinary course of its business until the earlier of the completion of the registration of industrial and commercial changes or the termination of this Agreement by Party A or Party B.

2. Within 5 days after the completion of the registration of industrial and commercial changes, Party B shall pay Party A RMB 33 million (Paragraph 2) (in words: RMB thirty three million yuan only), the “second payment.”

3. If the Audited Financial Statements shall be completed prior to completion of the registration of industrial and commercial changes, unless party B then has the right to terminate this Agreement, within two days of the completion of the Audited Financial Statements Party B shall pay Party A the sum of RMB 17 million as an advance against the amount due upon completion of the registration of industrial and commercial changes.

4. Party A shall transfer the company license, seal, account book, project approval and other documents to Party B within five days after receipt of the second payment from Party B. Party B shall pay Party A the remaining RMB 7,082,600 (in words：Seven million eighty two thousand six hundred yuan only) or such lesser amount as may be due if the Equity Transfer Price has been reduced as provided in Article 2. Par 6, within five days after receipt by Party B of the licenses, seals and other documents. .

5. all payments made by Party B shall be paid 95% to Party A-1, Yunnan Shengshengyuan Technology Co., Ltd., and 5% to Party A-2, Chen Yun in cash or immediate wire transfer to a designated bank account of Party A-1 or A-2.

6. Party B, as a whole, shall bear joint and several liability for payment to Party A.

4

Article 5A The rights and obligations of both parties

1. Party A makes no representation as to the prospects of the Company. Party A does represent and warrant that the net worth of the Company as of December 31, 2021, is the Initial Net Worth as determined by the Initial Balance Sheet.

2. Each of party A-1 and A-2 is the record and beneficial owner of the equity of the Company to be transferred by it pursuant hereto free and clear of all liens, claims and encumbrances, and upon transfer of such equity to Party B, Party B shall hold all right, title and interest in all of the equity of the Company free and clear of any liens, claims and encumbrances.

3. Part A shall exercise commercially reasonable efforts to cause the Company to prepare the Audited Financial Statements which Party B must file with the Securities Exchange Commission as soon as reasonably practical after the date of this Agreement. In the process of accounting for the Company’s assets, claims, debts and projects, Party A shall truthfully provide relevant data and vouchers, and shall not omit any relevant data.

5. Party B shall pay on time and in full in strict accordance with the provisions herein.

6. Prior to the execution of this Agreement Party B has been given the opportunity to fully investigate and understand the Company’s business, assets, financial status and project conditions. Except for the representations of Party A with respect to the accuracy of the Financial Statements, the Innitial New Worth of the Company and their ownership of the equity of the Company, Party A is making no representation or warranty as to the operations of the Company to Party B.

7. Before Party A does not transfer the company license, seal, account book, project approval document and other documents to Party B, Party B shall not conduct any external activities in the name of the Company.

Article 5B Additional Rights and Obligations of the Parties

1. The Parties understand that if the transaction contemplated hereby closes, Party B will be the beneficiary of any profit made by the Company from and after January 1, 2022, and likewise will bear the burden of any loss incurred by the Company incurred by the Company from and after January 1, 2022.

2. Prior to completion of the registration of industrial and commercial changes, Party B shall not conduct any activities in the name of the Company and shall not enter into any agreement on behalf of the Company.

3. From the date hereof until the closing, Party A shall cause the Company to operate in the ordinary course of business consistent with its businesses practices prior to the date hereof and shall use its best efforts to maintain the Company’s current business relationships, including those with its employees, suppliers, customers and others having relationships with the Company.

4. From the date hereof until the closing, Party A shall not cause the Company to shut down any of its business operations or sell a substantial portion of its assets other than sales of products in the ordinary course. Further, Party A shall cause the Company not to enter into any major agreement or agreement to sell assets outside the ordinary course of its business, enter into a long-term license agreement with respect to its technologies, borrow any substantial amount of money or grant a lien on a substantial portion of its assets, or grant any raises or bonuses inconsistent with past practices without first advising party B of the same and giving due consideration to the comments of Party B with respect to such actions.

5

5. From the date hereof until the closing, Party A shall cause the Company to give Party B full access to all of the Company’s assets, facilities, personnel and books and records.

6. Prior to the second payment, Party A 2, Chen Yun, shall enter into a consulting agreement with Party B where he shall agree to assist the Company for a period of five years in conducting its operations. In consideration of his services, the Company shall pay Chen Yun an annual fee of RMB 100,000 (one hundred thousand yuan) and Party B shall cause Aixin Life International Group to issue 500,000 options to Chen Yun. The right to exercise the options shall vest at to 100,000 shares on June 1 of each year commencing June 1, 2023 and continuing through June 1, 2027. The options shall expire on May 31, 2030, and the options shall be exercisable at a price of $6.00 per share, subject to appropriate adjustment in the event of corporate actions.

7. Prior to the second payment, Party B and Chen Yun shall meet to consider which other officers and employees of the Company should be granted options in Aixin Life International Group and the terms and conditions of such options and whether such individuals should agree to the non-compete provisions in paragraph 8 below.

8. (i) For a period of five years ending June 30, 2027 (the “Restricted Period”), neither Party A 1 or Party A 2 shall directly or indirectly, engage or assist others to engage in any business in the Provinces of Yunnan and Sichuan, if the business is directly competitive with the business of the Company as of the date hereof. For the avoidance of doubt, the business of the Company as of the date hereof includes the cultivation, production, processing, manufacture and distribution, wholesale and retail, of products intended for the health industry, such as herbal medicines, functional foods, prebiotics, probiotocs and dietary supplements in various forms, such as capsules, granules, pills and foods.

(ii) During the Restricted Period, neither Party A 1 or Party A 2 shall directly or indirectly, on behalf of himself or another party, hire any employee of the Company or encourage any employee of the Company to leave the service of the Company.

(iii) During the Restricted Period, neither Party A 1 or Party A 2 shall directly or indirectly, on behalf of himself or a third party, solicit or entice any customers of the Company for the purposes of diverting their business or selling them any product which is a substitute for a product then being sold by the Company.

Article 6 Tax and fee assumption

In the process of handling the registration of equity change, the taxes and fees involved shall be borne separately according to the tax provisions.

Article 7 Staff processing

1. After Party B takes over the operation of the Company, it shall ensure the normal operation order of the Company and retain the employees and senior managers of the Company. If it is really necessary to adjust the company, it shall be made in accordance with the relevant provisions of the Labor Law and the Labor Contract Law. Employees’ salaries are paid by the original company，not paid by Aixin group.

6

Article 8 Change and termination of the Agreement

1. This Agreement may be changed or terminated upon mutual agreement of both parties. Any change or amendment will only be effective if in a writing signed by both parties.

2. This Agreement may be terminated at any time prior to the transfer of the equity in the Company to Party B upon mutual written consent of Party A and Party B.

3. Prior to the completion of the transfer of the equity in the Company to Party B either Party may terminate this Agreement upon written notice to the other Party if the Party giving notice cannot perform its obligation due to a governmental ruling or action which makes it impossible for the Party giving notice to perform its obligations under this Agreement

4. Before the completion of the transfer of the equity in the Company to Party B, Party A may terminate this Agreement upon written notice to Party B if Party A is not then in default of any of its obligations hereunder and

(i) Party B has defaulted in its obligations under this Agreement, including its obligation not to conduct business in the name of the Company, use the confidential information of the Company or to timely pay any amount due to Party A and has failed to cure such default within 15 days of its receipt of notice from Party A of its intent to terminate this Agreement; or

(ii) It has become apparent to Party A that through no fault of Pary A, this Agreement will not be completed on or prior to September 30, 2022.

5. Before the completion of the transfer of the equity in the Company to Party B, Party B may terminate this Agreement upon written notice to Party A if Party B is not then in default of any of its obligations hereunder and

(i) Party A has defaulted in its material obligations under this Agreement, including the obligation to operate the Company in the ordinary course, the obligation to cooperate in the preparation of audited financial statements or to cooperate in connection with the transfer of the equity in the Company to Party B and has failed to cure such default within 15 days of its receipt of notice from Party B of its intent to terminate this Agreement; or

(ii) It has become apparent to Party B that through no fault of Party B, the audited financial statements for the two years ended December 31, 2021, will not be completed prior to August 31, 2022, or that, this Agreement will not be completed on or prior to September 30, 2022, or that as a result of a fire, storm or other catastrophic event, the productive capacity of the Company has been reduced by more than 50% and it is reasonably anticipated that it will take more than 90 days to restore the Company to al least 90% of its productive capacity before the catastrophic event.

Article 9 Liability for breach of contract

1. If this Agreement is terminated upon mutual consent of the Parties pursuant to Section 8.2 or by either Party pursuant to Section 8.4(ii) or 8.5 (ii),or because the Net Worth of the Company is less than 90% of the Represented Net Worth, Party A shall return to Party B any portion of the Purchase Price previously paid by Party B and the Parties shall have no further obligation to each other.

7

2. If this Agreement is terminated by Party A pursuant to Section 8.4(i), Party B shall be liable to Party A for all reasonable expenses incurred by Party A and the Company in seeking to perform their obligations under this Agreement. If Party B has paid any portion of the Purchase Price to Party A and Party A terminates this Agreement pursuant to Section 8.4(i), Party A shall retain one-half of the amount already paid by Party B and shall return the other half to Party B, less the expenses due pursuant to the first sentence of this section.

3. If this Agreement is terminated by Party B pursuant to Section 8.5(i), Party A shall be liable to Party B for all reasonable expenses incurred by Party B in seeking to perform its obligations under this Agreement. If Party B has paid any portion of the Purchase Price to Party A and Party B terminates this Agreement pursuant to Section 8.5(i), Party A shall return the amounts already paid by Party B in addition to paying the expenses due pursuant to the first sentence of this section.

If this Agreement is terminated as provided in Article 8 and the payments are made in accordance with Sections 9.1, 9.2 and 9.3, neither Party shall have any further obligation to the other except that nothing shall relieve any Party from liability for any intentional breach of any provision of this Agreement.

Article 10 Notices and Service

1. In addition to the notice of this Agreement directly to the other party, the relevant notice shall also be deemed as served to the address specified in this Agreement by express delivery or registration. The service time shall be the fifth day after the receipt of the date or the postmark date of the notice (whichever is first).

2. The mailing address of the parties hereto shall be subject to the contact address specified in this Agreement. Either party shall notify the other party in writing to changing the mailing address, no notice shall be deemed valid, and no notice from the other party shall be claimed on the change of contact address, and the notice from the other party to the original address shall be deemed to have been served.

Article 11 Handling of disputes

Any disputes arising during the performance of this Agreement shall be settled by both parties through negotiation, or may be mediated by the relevant departments. If the negotiation or mediation fails, a lawsuit shall be brought as a lawsuit in the people’s court at the place where the contract is signed according to law.

Article 12 Other agreements

1. Matters not covered in this Agreement, both parties may sign a supplementary agreement.

2. When one provision of this Agreement is revoked or declared invalid, it shall not affect the validity of the other provisions.

3. This Agreement shall come into force when signed by both parties.

4. This Agreement is made in quadruplicate, with the assignor and transferee holding one and one filed by the Industry and Commerce Administration Department.

(No text below, for the signed part)

8

Party A 1 (seal): Yunnan Sheng Shengyuan Technology Co., Ltd.

Party A 2 (signature):	/s/ Chen Yun

Party A 1 (signed by the entrusted agent):	/s/ Jiou Hui Liang
Jiou Hui Liang
Signing time: July 19, 2022

Party B (seal): Hong Kong Aixin International Group Co., Ltd
Party B (signed by the entrusted agent):	/s/ Quanzhong Lin
Quanzhong Lin

Signing time: July 19, 2022

9